Exhibit 4.6.3

SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER (this “Amendment”), dated as of February 16, 2006, is by and among AMEDISYS, INC., a Delaware corporation (the “Borrower”), those Domestic Subsidiaries of the Borrower identified as a “Guarantor” on the signature pages hereto (individually a “Guarantor” and collectively the “Guarantors”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (defined below) under the Credit Agreement (defined below) (in such capacity, the “Administrative Agent”).

WITNESSETH

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of July 11, 2005 (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby);

WHEREAS, the Credit Parties did not deliver to the Administrative Agent the October, November and December monthly financial statements, in violation of Section 5.1(c) of the Credit Agreement (the “Section 5.1(c) Event of Default”);

WHEREAS, the Credit Parties did not comply with Section 5.9(c) for the period ended December 31, 2005 (the “Section 5.9(c) Event of Default”);

WHEREAS, the Credit Parties did not give timely written notice to the Administrative Agent of the Section 5.1(c) Event of Default or the Section 5.9(c) Event of Default, in violation of Section 5.7(a) of the Credit Agreement (the “Section 5.7(a) Event of Default”; and together with the Section 5.1(c) Event of Default, and the Section 5.9(c) Event of Default, the “Acknowledged Events of Default”);

WHEREAS, the Credit Parties have requested a $5,000,000 increase to the Revolving Committed Amount and a $4,000,000 increase to the LOC Committed Amount;

WHEREAS, the Credit Parties have requested the requisite Lenders (a) waive the Acknowledged Events of Default and (b) amend certain other provisions of the Credit Agreement; and

WHEREAS, the requisite Lenders are willing to waive the Acknowledged Events of Default and to make such amendments to the Credit Agreement, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

WAIVER

1.1 Waiver of Acknowledged Events of Default. Notwithstanding the provisions of the Credit Agreement to the contrary, the Lenders hereby waive, on a one-time basis, the Acknowledged Events of Default; provided that the Section 5.9(c) Event of Default shall only be waived if Consolidated Capital Expenditures, as reported in the Borrower’s audited financial statements for the fiscal year ended December 31, 2005, are less than or equal to $12,500,000.

1.2 Effectiveness of Waiver. The waiver set forth in Section 1.1 shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or default other than as specifically waived herein nor as a waiver of any breach or default of which the Lenders have not been informed by the Borrower, (b) affect the right of the Lenders to demand compliance by the Borrower with all terms and conditions of the Credit Agreement, except as specifically modified or waived by this Amendment, (c) be deemed a waiver of any transaction or future action on the part of the Borrower requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Credit Document, whether arising as a consequence of any Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT

2.1 Amendment to Section 1.1. The definition of “Cash Equivalents” in Section 1.1 of the Credit Agreement is hereby amended by adding a new clause (vii) to read as follows and by making the appropriate grammatical and punctuation changes thereto:

(vii) money market funds compliant with Rule 2a-7 of the Securities Exchange Act which consist primarily of cash and cash equivalents set forth in clauses (i) through (vi) above.

2.2 Amendment to Section 1.1. The definition of “Consolidated Capital Expenditures” in Section 1.1 of the Credit Agreement is hereby amended by adding a new clause (iv) to read as follows and by making the appropriate grammatical and punctuation changes thereto:

(iv) capital expenditures made both pursuant to and at the time of a Permitted Acquisition.

2.3 Amendment to Section 1.1. The definition of “LOC Commitment” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Commitment as specified on Schedule 2.1(a) or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

2.4 Amendment to Section 1.1. The definition of “LOC Committed Amount” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.3 and, individually, the amount of each Lender’s LOC Commitment as specified on Schedule 2.1(a) or in the Commitment Transfer Supplement.

2.5 Amendment to Section 1.1. The definition of “Revolving Commitment Percentage” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

2.6 Amendment to Revolving Committed Amount. The Revolving Committed Amount in Section 2.1(a) of the Credit Agreement is hereby increased to thirty million dollars ($30,000,000).

2.7 Amendment to Letter of Credit Subfacility. The LOC Committed Amount in Section 2.3(a) of the Credit Agreement is hereby increased to five million dollars ($5,000,000).

2.8 Amendment to Schedule 2.1(a). Schedule 2.1(a) is hereby added to the Credit Agreement in the form as set forth on Appendix A to this Amendment.

2.9 Amendment to Section 5.9(c). Section 5.9(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) Maximum Consolidated Capital Expenditures. Consolidated Capital Expenditures during the twelve month period ending as of the last day of each fiscal quarter during the periods set forth below shall not exceed the lesser of (i) 3.0% of the aggregate revenues of the Borrower and its Subsidiaries for such twelve month period and (ii) the amount set forth below corresponding to such fiscal quarter:

Period	Consolidated Capital Expenditures
January 1, 2006 through June 30, 2006	$12,500,000
July 1, 2006 through December 31, 2006	$14,200,000
January 1, 2007 through June 30, 2007	$15,000,000
July 1, 2007 through December 31, 2007	$16,000,000
January 1, 2008 through June 30, 2008	$17,000,000
July 1, 2008 through December 31, 2008	$18,000,000
January 1, 2009 through June 30, 2009	$20,000,000
July 1, 2009 through December 31, 2009	$20,000,000
January 1, 2010 through the Term Loan Maturity Date	$21,000,000

The amount of permitted Consolidated Capital Expenditures referenced above will be increased in any period by the positive amount equal to the lesser of (A) ten percent (10%) of the amount of permitted Consolidated Capital Expenditures for the immediately prior period and (B) the amount (if any) equal to the difference obtained by taking the Consolidated Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Consolidated Capital Expenditures expended during such prior period (the “Carry Over Amount”); provided that, (x) a Carry Over Amount may only be carried forward to, and utilized in, the next period and (y) for purposes of measuring compliance with this Section 5.9(c) during any period, the Consolidated Capital Expenditures made during such period shall first be counted against the applicable limitation for such period set forth above and then be counted against any Carry Over Amount that may be utilized during such period.

2.10 Amendment to Section 5.10. Section 5.10 of the Credit Agreement is amended by adding the following proviso at the end of the last sentence of such Section to read as follows:

; provided, however, the Credit Parties shall not be required to deliver a local counsel opinion with respect any new Guarantor unless and until such time as the assets of such new Guarantor exceed $3,500,000, which local counsel opinion shall be delivered within 30 days after the delivery of the annual financial statements pursuant to Section 5.1(a) for the fiscal year in which such new Guarantor’s assets exceeded $3,500,000.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions.

This Amendment shall become effective as of the date hereof (the “Second Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders and each Lender that is increasing its Revolving Commitment pursuant to this Amendment.

(b) Executed Consents. The Administrative Agent shall have received executed consents from the Required Lenders and each Lender that is increasing its Revolving Commitment pursuant to this Amendment (each a “Lender Consent”), in each case authorizing the Administrative Agent to enter into this Amendment on their behalf.

(c) Authority Documents. Receipt by the Administrative Agent of:

(i) Articles of Incorporation; Partnership Agreement; Bylaws. A certificate of the secretary, assistant secretary or other authorized officer of each Credit Party certifying that the articles of incorporation, partnership agreement or other charter documents and the bylaws or operating agreement of such Credit Party have not been amended, modified, restated, supplemented or rescinded since such Credit Party became a party to the Credit Agreement.

(ii) Resolutions. Copies of resolutions of the board of directors or other comparable governing body of each Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery hereof, certified by an officer of such Credit Party as of the date hereof to be true and correct and in force and effect as of such date.

(iii) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which failure of such Credit Party to be qualified to do business could reasonably be expected to have a Material Adverse Effect.

(iv) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the date hereof.

(d) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion from Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., legal counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, which opinion shall provide, among other things, that the execution and delivery of this Amendment by the Credit Parties and the consummation of the transactions contemplated thereby will not violate the corporate instruments and material agreements of the Credit Parties, and shall otherwise be in form and substance acceptable to the Administrative Agent and the Lenders.

(e) Other. The Administrative Agent shall have received such other documents, agreements or information which it may reasonably request relating to the Credit Parties and the transactions contemplated by this Amendment and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Administrative Agent in its sole good faith discretion.

ARTICLE IV

MISCELLANEOUS

4.1 Amended Terms. All references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows as of the date hereof, after giving effect to this Amendment:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

4.3 Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge the Guarantors’ obligations under the Credit Documents.

4.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

4.5 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.6 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered.

4.7 General Release. In consideration of the Required Lenders entering into this Amendment, the Credit Parties hereby release each of the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Documents on or prior to the date hereof, except, with respect to any such Person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such Person’s gross negligence or willful misconduct.

4.8 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

4.9 Consent to Jurisdiction and Service of Process; Waivers of Jury Trial and Consequential Damages. The jurisdiction, service of process and waivers of jury trial and consequential damages provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

4.10 Fees. The Borrower agrees to pay all fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Moore & Van Allen PLLC.

AMEDISYS, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

IN WITNESS WHEREOF the Borrower, the Guarantors and the Required Lenders have caused this Amendment to be duly executed on the date first above written.

BORROWER:	AMEDISYS, INC., a Delaware corporation

	By:	/s/ Gregory H. Browne
	Name:	Gregory H. Browne
	Title:	Chief Financial Officer

AMEDISYS, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

GUARANTORS:

AMEDISYS HOME HEALTH, INC. OF ALABAMA

AMEDISYS HOME HEALTH, INC. OF FLORIDA

AMEDISYS HOME HEALTH, INC. OF SOUTH CAROLINA

AMEDISYS HOME HEALTH, INC. OF VIRGINIA

HOME HEALTH OF ALEXANDRIA, INC.

AMEDISYS LOUISIANA, L.L.C.

AMEDISYS LA ACQUISITIONS, L.L.C.

AMEDISYS PRIVATE DUTY OF GEORGIA, INC.

AMEDISYS, INC.

AMEDISYS GEORGIA, L.L.C.

AMEDISYS NORTHWEST, L.L.C.

AMEDISYS NORTH CAROLINA, L.L.C.

AMEDISYS OKLAHOMA, L.L.C.

AMEDISYS TENNESSEE, L.L.C.

AMEDISYS SPECIALIZED MEDICAL SERVICES, INC.

AMEDISYS QUALITY OKLAHOMA, L.L.C.

AMEDISYS EQUITY GROUP, L.L.C.

AMEDISYS HEALTH MANAGEMENT, L.L.C.

AMEDISYS TEXAS, LTD.

AMEDISYS ARKANSAS, LLC.

AMEDISYS DIABETIC SUPPLY, L.L.C.

AMEDISYS HOSPICE, L.L.C.

AMEDISYS MISSISSIPPI, L.L.C.

AMEDISYS SOUTH FLORIDA, L.L.C.

AMEDISYS SC, L.L.C.

AMEDISYS PROPERTY, LLC.

AMEDISYS MARYLAND, L.L.C.

AMEDISYS HOLDINGS, LLC.

HMR ACQUISITION, INC.

HOUSECALL MEDICAL RESOURCES, INC.

ADVENTA HOSPICE, INC.

HHC, INC.

HOUSECALL HOME HEALTH, INC.

HOUSECALL MEDICAL SERVICES, INC.

HOUSECALL SCS MANAGEMENT, INC.

HOUSECALL SIC MANAGEMENT, INC.

HOUSECALL SUPPORTIVE SERVICES, INC.

HOUSECALL, INC.

AMEDISYS SP-KY, L.L.C.

AMEDISYS SP-IN, L.L.C.

AMEDISYS SP-TN, L.L.C.

AMEDISYS SP-OH, L.L.C.

AMEDISYS MISSOURI, L.L.C.

AMEDISYS WEST VIRGINIA, L.L.C.

ARNICA THERAPY SERVICES, L.L.C.

	By:	/s/ Gregory H. Browne
	Name:	Gregory H. Browne
	Title:	Treasurer

AMEDISYS, INC.

SECOND AMENDMENT TO CREDIT AGREEMENT AND WAIVER

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent on behalf of the Required Lenders

	By:	Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Director

APPENDIX A

Schedule 2.1(a)

Schedule of Lenders and Commitments

Lender	Revolving Commitment	Revolving Commitment Percentage	LOC Commitment
Wachovia Bank, National Association	$6,000,000.00	20%	$1,000,000.00
General Electric Capital Corporation	$12,000,000.00	40%	$2,000,000.00
Bank of America, N.A.	$6,000,000.00	20%	$1,000,000.00
UBS Loan Finance LLC	$6,000,000.00	20%	$1,000,000.00
Total	$30,000,000.00	100%	$5,000,000.00